Exhibit 99.1

WEBMEDIABRANDS INC. ANNOUNCES

PLAN TO REPURCHASE SHARES OF ITS COMMON STOCK

New York, December 16, 2010 – WebMediaBrands Inc. (Nasdaq: WEBM) today announced that it plans to begin a stock repurchase program whereby up to $2,000,000 worth of its common stock may be purchased from time to time in the open market.

Alan Meckler, WebMediaBrands’ Chief Executive Officer, announced that the decision was made in view of the current price at which the Company's stock is trading.  Mr. Meckler stated further that, "We believe that the true value of WebMediaBrands is not reflected in the current market price of its stock.  WebMediaBrands has a solid working capital position and intends to finance the repurchase of its stock with cash."  Mr. Meckler also noted that there are no specific plans for shares that are purchased.

About WebMediaBrands Inc.

WebMediaBrands Inc. is an Internet media company that provides content, education, trade shows and online job board services to media and business professionals. The Company’s online business includes: (i) mediabistro.com, a leading blog network providing content, career, and educational resources about major media markets and industry verticals including new media, social media, Facebook, TV news, advertising, public relations, publishing, design, and mobile; (ii) SemanticWeb.com, providing industry leading content on Semantic Web technology; (iii) Brands of the World, Ads of the World, and other related websites, providing industry leading content for creative, advertising, and design professionals; and (iv) e-commerce websites including Freelance Connect and StockLogos.com. The Company’s trade show and educational offerings include conferences, online and in-person courses, and video subscription libraries on topics covered by the Company’s online business.

Forward-looking statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example: risks related to our stock repurchase program, including that using our cash to repurchase stock might limit our ability to grow; risks of delisting from Nasdaq; general economic conditions; the competitive environment in which WebMediaBrands competes; and the unpredictability of WebMediaBrands's future revenues, expenses, cash flows and stock prices. For a more detailed discussion of such risks and uncertainties, refer to WebMediaBrands's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and WebMediaBrands assumes no obligation to update the forward-looking statements after the date hereof, except as required by law.

For information about WebMediaBrands contact:

Amanda Barrett
Director of Marketing
212-547-7879
press@webmediabrands.com